SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                            -------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                 Date of Earliest Event Reported: April 18, 2000



                        CAPITAL SENIOR LIVING CORPORATION

             (Exact name of registrant as specified in its charter)


    DELAWARE                               1-17445               75-2678809

 (State or other jurisdiction of        (Commission            (IRS Employer
 incorporation or organization)          File Number)        Identification No.)




14160 Dallas Parkway, Suite 300
Dallas, Texas                                                   75240

(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code (972) 770-5600

ITEM 5.  OTHER EVENTS.

         On April 18, 2000, Capital Senior Living Corporation, a Delaware corporation ("Capital Senior Living"), Capital Senior Living Acquisition, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Capital Senior Living ("Merger Sub"), and ILM Senior Living, Inc., a Virginia finite-life corporation ("ILM"), entered into a First Amendment to Amended and Restated Agreement and Plan of Merger (the AFirst Amendment to Amended and Restated Merger Agreement@), pursuant to which ILM will merge with and into Merger Sub (the "Merger"). The First Amendment to Amended and Restated Merger Agreement amends that certain Amended and Restated Agreement and Plan of Merger, dated as of October 19, 1999, which had amended and restated that certain Agreement and Plan of Merger, dated as of February 7, 1999, by and among Capital Senior Living, Merger Sub, ILM and Capital Senior Living Trust I, a grantor trust established and existing under the laws of Delaware, all of whose beneficial interests are held by Capital Senior Living. The aggregate value of the consideration to be paid in the Merger pursuant to the First Amendment to Amended and Restated Merger Agreement is $87,429,000. As a result of the Merger, each outstanding share of the common stock of ILM will be converted into the right to receive approximately $11.63 in cash. The Merger is conditioned upon, among other things, approval of the Merger by holders of two-thirds of the outstanding common stock of ILM, and upon other customary conditions. The First Amendment to Amended and Restated Merger Agreement is attached as Exhibit 1 hereto and its terms are incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

                  1. First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of April 18, 2000, by and among Capital Senior Living Corporation, Capital Senior Living Acquisition, LLC and ILM Senior Living, Inc.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 8, 2000


                                       CAPITAL SENIOR LIVING CORPORATION


                                       By:      /s/ James A. Stroud
                                                --------------------------------
                                       Name:    James A. Stroud
                                       Title:   Chairman

                                  EXHIBIT INDEX



       Exhibit
         No.                        Exhibit Description

          1 First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of April 18, 2000, by and among Capital Senior Living Corporation, Capital Senior Living
                    Acquisition,    LLC   and   ILM    Senior    Living,    Inc.